Exhibit 99.1

FOR IMMEDIATE RELEASE

Pervasip Completes Acquisition

WHITE PLAINS, NEW YORK – March 26, 2015 – Pervasip Corp. (USOTC: PVSP) (“Pervasip” or the “Company”) announced its execution and closing of an agreement to acquire 90% of the issued and outstanding equity of Canalytix LLC, an energy and resource solutions provider based in Denver, Colorado.

"We are excited to complete this transaction and leverage our historical technology development experience to gain entry into an exciting and rapidly growing business," said Paul Riss, Pervasip's chief executive officer. "Canalytix is positioning its offering to meet the specific needs of indoor grow facilities, and the company has allied itself with a Denver-based distributer of hydroponic equipment to integrate and provide the Canalytix technology to existing clients.”

Canalytix provides advanced analytics through an integrated cloud-based platform that allows users to monitor and control greenhouse facilities through the cloud, including real-time data on energy usage, HVAC systems, lighting and costs.

The Company acquired 90% of the equity of Canalytix in exchange for 25% of the Company’s issued and outstanding common stock and Company preferred shares equal to an additional 10% of the Company’s issued and outstanding equity. Additional information regarding the Company’s acquisition of Canalytix will be provided in a Current Report on Form 8K to be filed later today.

About Canalytix LLC

Canalytix LLC was formed in 2013 to develop and market energy and resource efficiency technologies and products, and is currently focused on doing so for indoor plant growth clients in the Colorado and other qualified markets. Canalytix holds exclusive distribution rights to technology developed by Noveda Technologies, Inc., in hydroponic and other indoor plant growth applications. Noveda is an innovative leader in real-time, web-based energy and water monitoring. Noveda’s patented software as a service (SaaS) solutions help reduce energy and water usage, optimize performance of renewable energy systems, and reduce the carbon footprint for customers across commercial/retail, industrial, government, education, and utility sectors. Noveda also offers real-time collaboration tools that leverage social media to educate and empower stakeholder communities and make the smart grid a reality today. Additional information is available at www.canalytix.com and www.noveda.com.

About Pervasip Corp.

Pervasip develops and delivers cloud-based technologies to emerging markets.

Forward Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Additional Information

Pervasip Corp.

Paul H. Riss, CEO

phriss@pervasip.com

914-750-9339